As filed with the Securities and Exchange Commission on May 22, 2025

Registration Statement No. 333-228585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of Registrant’s name into English)

Japan	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13-1, Nihonbashi 1-chome

Chuo-ku, Tokyo, 103-8645

Japan

(81-3-5255-1000)

(Address of Principal Executive Offices)

Stock Acquisition Rights (No. 77) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 78) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 79) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 80) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 81) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 84) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 85) of Nomura Holdings, Inc.

(Full Title of the Plan)

Nomura Securities International, Inc.

Worldwide Plaza, 309 West 49th Street

New York, New York 10019-7316

(Name and Address of Agent for Service)

(212-667-9000)

(Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Nomura Holdings, Inc. (the “Registrant”) is hereby filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to amend the Registration Statement on Form S-8 filed on November 29, 2018 (File No. 333-228585) (the “Registration Statement”) to deregister certain shares registered in connection with options under the Stock Acquisition Rights (No. 77) and Stock Acquisition Rights (No. 84) of Nomura Holdings, Inc.

Under the Registration Statement, 4,607,500 shares were registered in connection with the options under Stock Acquisition Rights (No. 77) of Nomura Holdings, Inc. and 2,534,100 shares were registered in connection with the options under Stock Acquisition Rights (No. 84) of Nomura Holdings, Inc.

Of the 4,607,500 shares relating to the options under the Stock Acquisition Rights (No. 77) of Nomura Holdings, Inc., 48,100 shares remained unsold at the termination of the exercise period for the options issued under the Stock Acquisition Rights (No. 77) of Nomura Holdings, Inc. on April 19, 2025. Of the 2,534,100 shares relating to the options under the Stock Acquisition Rights (No. 84) of Nomura Holdings, Inc., 401,300 shares remained unsold at the termination of the exercise period for the options issued under the Stock Acquisition Rights (No. 84) of Nomura Holdings, Inc. on November 16, 2024.

The exercise periods for the options issued under the Stock Acquisition Rights (No. 78), Stock Acquisition Rights (No. 79), Stock Acquisition Rights (No. 80), Stock Acquisition Rights (No. 81), and Stock Acquisition Rights (No. 85) of Nomura Holdings, Inc. have not yet terminated, and this Post-Effective Amendment No. 1 does not deregister the shares registered in connection therewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan as of May 22, 2025.

NOMURA HOLDINGS, INC.

By:	/s/ KENTARO OKUDA
Name:	Kentaro Okuda
Title:	Representative Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of May 22, 2025.

Signature	Title

/s/ KOJI NAGAI Koji Nagai	Director Chairman of the Board of Directors

/s/ KENTARO OKUDA Kentaro Okuda	Director Representative Executive Officer (Principal Executive Officer)

/s/ YUTAKA NAKAJIMA Yutaka Nakajima	Director Representative Executive Officer

/s/ SHOJI OGAWA Shoji Ogawa	Director

/s/ LAURA SIMONE UNGER Laura Simone Unger	Director

/s/ VICTOR CHU Victor Chu	Director

/s/ J. CHRISTOPHER GIANCARLO J. Christopher Giancarlo	Director

/s/ PATRICIA MOSSER Patricia Mosser	Director

/s/ TAKAHISA TAKAHARA Takahisa Takahara	Director

/s/ MIYUKI ISHIGURO Miyuki Ishiguro	Director

/s/ MASAHIRO ISHIZUKA Masahiro Ishizuka	Director

/s/ TAKU OSHIMA Taku Oshima	Director

/s/ TAKUMI KITAMURA Takumi Kitamura	Chief Financial Officer Executive Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ SATOSHI KAWAMURA Satoshi Kawamura	Senior Managing Director (Authorized Representative in the United States)